FOR IMMEDIATE RELEASE
CONTACT:
Kevin Barnett
(614) 870-5603

CORE MOLDING TECHNOLOGIES REPORTS RESULTS FOR THE THIRD
QUARTER ENDED SEPTEMBER 30, 2013

COLUMBUS, Ohio - November 7, 2013 - Core Molding Technologies, Inc. (NYSE Amex: CMT) today announced results for the third quarter ended September 30, 2013.

Net income for the third quarter ended September 30, 2013 was $1,960,000, or $0.27 per basic and $0.26 per diluted share, compared with $1,151,000, or $0.16 per basic and $0.16 per diluted share in the third quarter of 2012. Total net sales for the third quarter were $37,434,000, compared with $37,681,000 in the same quarter of 2012. Product sales totaled $32,342,000, increasing 1% from $32,149,000 for the third quarter of 2012.

For the first nine months of 2013, net income was $5,230,000 or $0.73 per basic and $0.71 per diluted share, compared with net income of $6,127,000, or $0.86 per basic and $0.83 per diluted share, for the same period of 2012. Total net sales for the first nine months of 2013 were $106,477,000, compared with $126,754,000 for the same period of 2012. Product sales decreased 17%, to $97,346,000 through nine months of 2013 compared to $117,689,000 for the same period in 2012.

"We are pleased to report our best quarterly earnings of the year," said Kevin L. Barnett, President and Chief Executive Officer. "While our product sales have remained relatively stable over the past five quarters we have seen our operations produce solid margins and net incomes for the last four quarters," Barnett continued.

"Although a little slower than originally anticipated, we now have the production tools in place for our new business with Volvo Group North America and we expect the ramp up of this business to contribute about $5 million of revenue in the fourth quarter," Barnett added "The new Volvo business contributed less than $1 million to revenues in the third quarter," Barnett noted.

Core Molding Technologies, Inc. is a manufacturer of sheet molding compound (SMC) and molder of fiberglass reinforced plastics. Core specializes in large-format moldings and offers a wide range of fiberglass processes, including compression molding of SMC, glass mat thermoplastics (GMT) and bulk molding compounds (BMC); spray-up, lay-up, resin transfer (RTM) and vacuum resin transfer molding (V-RTM). Additionally, the company offers liquid molding of dicyclopentadiene (DCPD). Core serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, agriculture, construction and other commercial products. Headquartered in Columbus, Ohio, Core maintains plants in Columbus and Batavia, Ohio; Gaffney, South Carolina and Matamoros, Mexico. For further information, visit the company's website at www.coremt.com.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies' operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies' control. These uncertainties and factors could cause Core Molding Technologies' actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this report: business conditions in the plastics, transportation, marine and commercial product industries; federal and state regulations (including engine emission regulations); general economic, social and political environments in the countries in which Core Molding Technologies operates; safety and security conditions in Mexico; dependence upon certain major customers as the primary source of Core Molding Technologies' sales revenues; efforts of Core Molding Technologies to expand its customer base; the actions of competitors, customers, and suppliers; failure of Core Molding Technologies' suppliers to perform their obligations; the availability of raw materials; inflationary pressures; new technologies; regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract and retain key personnel; federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; management's decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; and other risks identified from time-to-time in Core Molding Technologies' other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2012 Annual Report to Shareholders on Form 10-K.

SEE ATTACHED FINANCIALS

CORE MOLDING TECHNOLOGIES, INC.

Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)
	Three Months Ended		Nine Months Ended
	9/30/2013	9/30/2012	9/30/2013	9/30/2012

Product Sales	$32,342	$32,149	$97,346	$117,689
Tooling Sales	5,092	5,532	9,131	9,065
Net Sales	37,434	37,681	106,477	126,754
Cost of Sales	31,064	32,692	88,228	107,108
Gross Margin	6,370	4,989	18,249	19,646
Selling, General and Admin. Expense	3,422	3,032	10,184	10,232
Operating Income	2,948	1,957	8,065	9,414
Interest Expense - Net	45	96	183	221
Income before Taxes	2,903	1,861	7,882	9,193
Income Tax Expense	943	710	2,652	3,066
Net Income	$1,960	$1,151	$5,230	$6,127
Net Income per Common Share
Basic	$0.27	$0.16	$0.73	$0.86
Diluted	$0.26	$0.16	$0.71	$0.83
Weighted Average Shares Outstanding
Basic	7,257	7,127	7,186	7,094
Diluted	7,418	7,383	7,411	7,381

Condensed Consolidated Balance Sheets
(in thousands)
	As of
	9/30/2013	As of
	(Unaudited)	12/31/2012
Assets:
Cash	$3,376	$7,838
Accounts Receivable	19,439	14,623
Inventories	9,865	9,965
Other Current Assets	4,369	5,300
Property, Plant & Equipment - Net	54,834	51,558
Deferred Tax Asset - Net	1,519	1,466
Other Assets	1,097	1,099
Total Assets	$94,499	$91,849

Liabilities and Stockholders' Equity:
Current Portion of Long-term Debt and Interest Rate Swaps	$3,393	$3,848
Accounts Payable	7,811	6,871
Compensation and Related Benefits	5,613	6,284
Accrued Liabilities and Other	1,484	1,019
Long-Term Debt and Interest Rate Swaps	2,902	5,842
Post Retirement Benefits Liability	9,800	9,987
Stockholders' Equity	63,496	57,998
Total Liabilities and Stockholders' Equity	$94,499	$91,849